Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

On August 9, 2022, Azenta Inc. and its affiliates ("Azenta”) entered into a definitive agreement to acquire substantially all the assets of B Medical Systems Holding S.A. (“Holding”), which assets constituted B Medical Systems S.a.r.l. and its subsidiaries (“B Medical”). B Medical is a market leader in temperature-controlled storage and transportation solutions that enables the delivery of life-saving treatments across the globe. The preliminary cash purchase price paid at closing was approximately $424,103 (or €432,934). Additional cash consideration, up to approximately $49,017 (or €50,000), may be paid upon achievement of certain future performance milestones. The transaction closed on October 3, 2022.

B Medical was a subsidiary of Holding prior to the acquisition. Holding’s consolidated results are inclusive of the operating activity of B Medical.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 and the unaudited pro forma condensed combined income statement for the year ended September 30, 2022 are presented herein. The unaudited pro forma condensed combined balance sheet combines the audited consolidated balance sheet of Azenta as of September 30, 2022 and the unaudited consolidated balance sheet of Holding as of June 30, 2022 and gives effect to the transaction as if it had been completed on September 30, 2022. The unaudited pro forma condensed combined income statement combines the audited historical results of Azenta for the year ended September 30, 2022 and the unaudited historical results of Holding for the twelve months ended June 30, 2022 and gives effect to the transaction as if it occurred on October 1, 2021. These unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined income statement are collectively referred to as the pro forma financial information.

The following pro forma financial information of Azenta and B Medical is presented to illustrate the estimated effects of the transaction, which are referred to as adjustments or transaction accounting adjustments.

The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Azenta and B Medical:

●	Audited consolidated financial statements of Azenta as of and for the year ended September 30, 2022 included in Azenta’s Annual Report on Form 10-K for the year ended September 30, 2022;
●	Audited consolidated financial statements of Holding as of and for the year ended December 31, 2021; and
●	Unaudited consolidated financial statements of Holding as of and for six months ended June 30, 2022.

Additionally, the adjustments columns in the pro forma financial information below include adjustments and eliminations made to Holding historical financial information to reflect certain intercompany activities which are solely related to Holding and not B Medical’s operations.

The pro forma financial information has been prepared by Azenta in accordance with Regulation S-X Article 11, Pro Forma Financial Information, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what Azenta’s consolidated statements of operations or consolidated balance sheet actually would have been had the transaction been completed as of the dates indicated or will be for any future periods.

The pro forma financial information does not reflect adjustments for any other consummated or probable acquisitions by either Azenta or B Medical since such transactions were not significant in accordance with Regulation S-X Rule 3-05.

The transaction was accounted for using the acquisition method of accounting, and Azenta is treated as the accounting acquirer. In identifying Azenta as the acquiring entity for accounting purposes, Azenta and B Medical took into account a number of factors as of filing the Current Report on Form 8-K/A to which this pro forma financial information is included as an Exhibit, including the relative voting rights of all equity instruments in the combined company, the composition of senior management of the combined company and corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Azenta is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

Azenta’s financial statements were prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) while Holding’s financial statements were prepared in accordance with generally accepted accounting principles in Luxembourg (“Luxembourg GAAP”). The accounting policies used in the preparation of the pro forma financial information are those set out in Azenta’s audited financial statements as of and for the year ended September 30, 2022. The conformation of Holding’s accounting policies along with Azenta’s accounting policies is described below in Note 3.

The transaction accounting adjustments are preliminary, based upon available information as of the date of filing the Current Report on Form 8-K/A to which this pro forma financial information is included as an Exhibit, and prepared solely for the purpose of this pro forma financial information. These adjustments are based on preliminary estimates and will be different from the adjustments that may be determined based on final acquisition accounting, and these differences could be material. The transaction accounting adjustments are based on the consideration paid for the transaction and the fair values of assets acquired and liabilities assumed. This assessment will not be completed until Azenta reports its results for the interim period ended December 31, 2022 and through the measurement period. The estimated fair values assigned in this pro forma financial information are preliminary and represent Azenta’s current best estimate of fair value and are subject to revision.

The pro forma financial information does not purport to project the future financial position or operating results of Azenta following the completion of the transaction. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the transaction, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(US dollars in thousands)

	As of September 30,	As of June 30,	As of June 30,	As of June 30,		As of September 30,		As of September 30,
	2022	2022	2022	2022		2022		2022
		B Medical	B Medical			Transaction
		Systems Holding S.A.	Systems Holding S.A.	GAAP		Accounting
		(Luxembourg	Elimination	Conversion		Adjustments
		GAAP)	Adjustments	Adjustments		(See Note		Pro Forma
	Azenta Inc.	(See Note 5)	(See Note 7)	(See Note 6)		4 and 8)		Combined
ASSETS
Current assets
Cash and cash equivalents	658,274	11,420	(1)	—		(424,103)	4	245,590
Short-term marketable securities	911,764	—	—	—		—		911,764
Accounts receivable, net	163,759	18,708	(1,172)	—		(1,018)	8E	180,277
Inventories	85,544	48,831	—	(2,903)	6E	14,728	8A	146,200
Derivative asset	124,789	—	—	—		—		124,789
Short-term restricted cash	382,596	—	—	—		—		382,596
Prepaid expenses and other current assets	132,620	5,543	20,569	2,903	6E	(22,114)	8E	139,521
Total Current assets	$2,459,346	$84,502	$19,396	$—		$(432,507)		$2,130,737
Non-current assets
Property, plant and equipment, net	154,470	32,903	—	(169)	6A	34,724	8B	221,928
Long-term marketable securities	352,020	—	—	—		—		352,020
Long-term deferred tax assets	1,169	—	—	5,895	6G	(5,895)	8G	1,169
Goodwill	513,623	—	—	—		213,072	4A	726,695
Intangible assets, net	178,401	16,687	—	(16,173)	6A	135,686	8C	314,601
Other assets	57,093	4,675	(4,238)	—		—		57,530
Operating lease right-of-use assets	—	—	—	3,802	6F	—		3,802
Total Non-current assets	1,256,776	54,265	(4,238)	(6,645)		377,587		1,677,745
Total Assets	$3,716,122	$138,767	$15,158	$(6,645)		$(54,920)		$3,808,482
LIABILITIES
Current liabilities
Current portion of long-term debt	—	18,815	73,369	—		(92,184)	8E	—
Accounts payable	38,654	43,086	(29,868)	—		—		51,872
Deferred revenue	39,748	—	—	5,093	6D	—		44,841
Accrued warranty and retrofit costs	2,890	1,429	—	—		—		4,319
Accrued compensation and benefits	41,898	3,243	—	—		—		45,141
Accrued income taxes payable	28,419	6,758	(6,752)	—		—		28,425
Accrued expenses and other current liabilities	78,937	2,873	(22)	—		4,714	8D	86,502
Operating lease liabilities, current portion	—	—	—	497	6F	—		497
Total Current liabilities	$230,546	$76,204	$36,727	$5,590		$(87,470)		$261,597
Non Current liabilities
Operating lease liabilities, net of current portion	—	—	—	3,305	6F	—		3,305
Long-term debt	—	37,672	(37,672)	—		—		—
Long-term tax reserves	1,684	—	—	—		—		1,684
Long-term deferred tax liabilities	64,555	—	—	—		45,018	8G	109,573
Long-term pension liabilities	261	—	—	—		—		261

Unaudited Pro Forma Condensed Combined Balance Sheet (Cont.)

As of September 30, 2022

(US dollars in thousands)

	As of September 30,	As of June 30,	As of June 30,	As of June 30,		As of September 30,		As of September 30,
	2022	2022	2022	2022		2022		2022
		B Medical	B Medical			Transaction
		Systems Holding S.A.	Systems Holding S.A.	GAAP		Accounting
		(Luxembourg	Elimination	Conversion		Adjustments
		GAAP)	Adjustments	Adjustments		(See Note		Pro Forma
	Azenta Inc.	(See Note 5)	(See Note 7)	(See Note 6)		4 and 8)		Combined
Long-term operating lease liabilities	49,227	—	—	—		—		49,227
Other long-term liabilities	6,463	—	—	—		17,700	4	24,163
Total Non Current liabilities	122,190	37,672	(37,672)	3,305		62,718		188,213
Total Liabilities	$352,736	$113,876	$(945)	$8,895		$(24,752)		$449,810
EQUITY
Stockholder's equity (deficit)
Preferred stock, $0.01 par value - 1,000,000 shares authorized, no shares issued or outstanding	—	—	—	—		—		—
Common stock, $0.01 par value - 125,000,000 shares authorized, 88,482,125 shares issued and 75,020,256 shares outstanding at September 30, 2022	885	—	—	—		—		885
Additional paid-in capital	1,992,017	16,759	(1,864)	(5,093)	6D	(9,802)	8F	1,992,017
Accumulated other comprehensive income	(83,916)	27	—	—		(27)	8F	(83,916)
Treasury stock at cost - 13,461,869 shares	(200,956)	—	—	—		—		(200,956)
Retained earnings (accumulated deficit)	1,655,356	8,105	17,967	(16,342)	6A	(4,714)	8D	1,650,642
				5,895	6G	(15,625)	8F
Total Stockholder's equity (deficit)	3,363,386	24,891	16,103	(15,540)		(30,168)		3,358,672
Total Equity	3,363,386	24,891	16,103	(15,540)		(30,168)		3,358,672
Total Liability and Equity	$3,716,122	$138,767	$15,158	$(6,645)		$(54,920)		$3,808,482

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Income Statement

For the year ended September 30, 2022

(US dollars in thousands, except per share amounts)

	For the	For the twelve	For the twelve	For the twelve		For the		For the
	year ended	months ended	months ended	months ended		year ended		year ended
	September 30, 2022	June 30, 2022	June 30, 2022	June 30, 2022		September 30, 2022		September 30, 2022
		B Medical	B Medical
		Systems Holding	Systems Holding	GAAP		Transaction
		S.A.	S.A. Elimination	Conversion		Accounting
		(Luxembourg GAAP)	Adjustments	Adjustments		Adjustments		Pro Forma
	Azenta Inc.	(See Note 5) (#)	(See Note 7)	(See Note 6)		(Note 8)		Combined
Revenue
Revenue - Products	$180,950	$122,492	$—	$(508)	6B	$—		$305,315
				2,381	6C	—
Revenue - Services	374,548	—	—	—		—		374,548
Total Revenue	555,498	122,492	—	1,873		—		679,863
Cost of revenue
Cost of revenue - Products	100,044	75,519	129	182	6A	14,728	8A	197,387
				(508)	6B	4,912	8C
				2,381	6C	—
Cost of revenue - Services	199,870	—	—	—		—		199,870
Total Cost of revenue	299,914	75,519	129	2,055		19,640		397,257
Gross Profit	255,584	46,973	(129)	(182)		(19,640)		282,606
Operating expenses
Research and development	27,542	187	—	3,355	6A	—		31,084
Selling, general and administrative	252,065	31,748	78	(2,600)	6A	555	8B	292,135
				—		5,575	8C
				—		4,714	8D
Restructuring charges	712	—	—	—		—		712
Total Operating expenses	280,319	31,935	78	755		10,844		323,931
Operating income (loss)	(24,735)	15,038	(207)	(937)		(30,484)		(41,325)
Interest income	20,286	191	(572)	—		(182)	8E	19,723
Interest expense	(4,589)	(4,104)	18	—		4,104	8E	(4,571)
Loss on extinguishment of debt	(632)	—	—	—		—		(632)
Other income (expenses), net	(266)	306	—	—		—		40
Income (loss) before income taxes	(9,936)	11,431	(761)	(937)		(26,562)		(26,765)
Income tax provision (benefit)	1,350	4,180	(220)	(258)	6G	(6,008)	8H	(956)
Net (loss) income	$(11,286)	$7,251	$(541)	$(679)		$(20,554)		$(25,809)
Earnings (loss) per share:
Basic	$(0.15)							$(0.34)
Diluted	$(0.15)							$(0.34)
Weighted average shares outstanding:
Basic	74,897							74,897
Diluted	74,897							74,897

(#)Derived from the audited consolidated statement of profit and loss of B Medical Systems Holding S.A. for the year ended December 31, 2021 adjusted to June 30, 2022 year ended by adding amounts from the unaudited consolidated statement of profit and loss for the six months ended June 30, 2022 and deducting amounts from the unaudited consolidated statement of profit and loss for the six months ended June 30, 2021.

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

Note 1. Description of the Transaction

On August 9, 2022, Azenta entered into a definitive agreement to acquire B Medical from Holding. B Medical is a market leader in temperature-controlled storage and transportation solutions that enables the delivery of life-saving treatments across the globe. The preliminary cash purchase price paid at closing was approximately $424,103 (or €432,934). Additional cash consideration, up to approximately $49,017 (or €50,000), may be paid upon achievement of certain future performance milestones. The transaction closed on October 3, 2022.

Note 2. Basis of Pro Forma Presentation

The accompanying pro forma financial information was prepared in accordance with Article 11. The pro forma condensed combined balance sheet was prepared using the historical balance sheets of Azenta as of September 30, 2022, and Holding as of June 30, 2022. Separately, Holding's statutory activities have been removed from the consolidated balance sheet and statement of profit and loss to present B Medical's financial statements solely. Azenta's fiscal year ends on September 30 and Holding's fiscal year ends on December 31. To comply with rules and regulations of the Securities and Exchange Commission for companies with different fiscal year ends, the pro forma financial information has been prepared utilizing periods that differ by one quarter. The unaudited pro forma condensed combined income statement was prepared using:

●	the historical audited consolidated statement of operations of Azenta for the year ended September 30, 2022;
●	the historical audited consolidated statement of profit and loss of Holding for the year ended December 31, 2021; and
●	the historical unaudited consolidated statement of profit and loss of Holding for the six months ended June 30, 2022.

The historical consolidated statement of profit and loss of Holding for twelve months ended June 30, 2022, was derived from the audited consolidated statement of profit and loss of Holding for the year ended December 31, 2021 by adding amounts from the unaudited consolidated statement of profit and loss for the six months ended June 30, 2022 and deducting amounts from the profit and loss activity for the six months ended June 30, 2021.

The pro forma financial information reflects transaction accounting adjustments that management believes are necessary to present fairly Azenta’s pro forma results of operations and financial position following the closing of the transaction as of and for the periods indicated. The transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Azenta’s financial condition and results of operations as if the transaction was completed as of October 1, 2021 (as of September 30, 2022 for purposes of the unaudited pro forma condensed combined balance sheet).

The pro forma financial information has accounted for the transaction using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” which is referred to as ASC 805, and is derived from the audited and unaudited historical financial statements of Azenta and Holding.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” which is referred to as ASC 820. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets of B Medical and the allocation of the estimated consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. This assessment is in process and will not be completed until Azenta reports its results for the interim period ended December 31, 2022.

The initial allocation of the preliminary estimated consideration in this pro forma financial information is based upon the estimated value of the consideration as of the transaction date on October 3, 2022.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

At this preliminary stage, the estimated identifiable finite lived intangible assets include customer relationships, trademarks, and developed technologies. Goodwill represents the excess of the estimated purchase price over the estimated fair value of B Medical’s identifiable assets and liabilities, including the fair value of the estimated identifiable finite assets and liabilities described above. Goodwill will not be amortized but will be subject to periodic impairment testing. The goodwill balance shown in the pro forma financial information is preliminary and subject to change as a result of the same factors affecting both the estimated consideration and the estimated fair value of identifiable assets and liabilities acquired. The goodwill balance represents the combined company’s expectations of the strategic opportunities available to it as a result of the transaction, as well as other synergies that may be derived from the transaction.

Upon completion of the final valuation, the estimated fair value of the acquired assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price, if any, to goodwill. The calculation of goodwill and other identifiable intangible assets could be materially impacted by changing fair value measurements caused by the volatility in the current market environment. Under ASC 805, transaction costs related to the transaction are expensed in the period they are incurred. Total transaction related costs incurred by Azenta and B Medical in connection with the transaction are estimated to be approximately $4,714. The transaction costs incurred by B Medical are reflected as a reduction of B Medical’s assets acquired by Azenta. The remaining amounts are reflected as an adjustment of transaction cost paid in the unaudited pro forma condensed combined balance sheet as of September 30, 2022. The total amount not yet incurred is reflected as an expense in the unaudited condensed combined statement of income for the year ended September 30, 2022.

For purposes of preparing the pro forma financial information, the historical financial information of Holding and related pro forma adjustments was translated from Euros to US dollars using the following historical exchange rates:

Period of Exchange Rate	€/$
Closing exchange rate as of June 30, 2022	1.0491
Average exchange rate for the twelve months ended June 30, 2022	1.1268

These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information and would also impact purchase accounting.

Note 3. Significant Accounting Policies

Azenta's financial statements were prepared in accordance with US GAAP while Holding’s financial statements were prepared in accordance with Luxembourg GAAP. The accounting policies used in the preparation of the pro forma financial information are those set out in Azenta’s audited financial statements as of and for the year ended September 30, 2022.

Certain adjustments were made to conform the Luxembourg GAAP presentation to US GAAP presentation in alignment with Azenta’s presentation of US GAAP as specified in Note 5. Certain GAAP conversion adjustments are reflected in the unaudited pro forma condensed combined balance sheet and income statement as specified in Note 6. These adjustments and reclassifications have no effect on previously reported total assets, total liabilities and shareholders’ equity, or net income or loss of Azenta or Holding. Accounting policy differences and additional reclassification adjustments may be identified as Azenta completes its acquisition accounting in accordance with ASC 805.

At the time of filing the Current Report on Form 8-K/A to which this pro forma financial information is included as an Exhibit, except GAAP and reclassification adjustments specified in Note 5 related to certain balances presented in the historical financial statements of Holding, Azenta is not aware of any material differences between the accounting policies of the two entities that would continue to exist subsequent to the application of acquisition accounting. Management is in the process of a comprehensive review of the accounting policies between the two entities.

As a result, Azenta may identify additional differences between the accounting policies of the two entities that, when conformed, could have a material impact on this pro forma financial information.

Note 4. Estimated Purchase Price

The cash purchase price paid at closing was approximately $424,103 (or €432,934). The purchase consideration is converted from Euros to US dollars by using the spot rate as of the date the following components of the consideration were (or will be) paid for by Azenta.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

Total purchase consideration consists of (1) initial purchase consideration of approximately $381,380 (or €389,026) paid as per the transaction agreement (2) payment of approximately $42,242 (or €43,409) redemption of B Medical’s outstanding debt (3) $481 (or €500) of warranty and indemnity insurance premium paid on behalf of Seller and (4) a potential cash payment up to approximately $49,017 (€50,000) with a calculated fair value of $17,700, based upon achievement of certain future performance milestones.

The fair value of the contingent consideration referred to clause (4) above will be remeasured quarterly until settlement, impacting the value of the contingent consideration liability and earnings. As such, the total consideration transferred in connection with the transaction reflected in the pro forma financial information does not purport to represent the actual total consideration to ultimately be transferred in connection with the transaction.

The preliminary purchase price is allocated to the assets to be acquired and liabilities to be assumed based on the estimated fair values, with any excess purchase price allocated to goodwill as follows:

Amounts (US dollars in thousands)
Estimated total purchase price	$441,803

Cash and cash equivalents	$11,419
Accounts receivable, net	$16,518
Inventories	$60,656
Prepaid expenses and other current assets	$6,901
Property, plant and equipment, net	$67,458
Intangible assets, net	$136,200
Other non-current assets	$437
Operating lease right-of-use assets	$3,802
Accounts payable	$(13,218)
Deferred revenue	$(5,093)
Accrued warranty and retrofit costs	$(1,429)
Accrued compensation and benefits	$(3,243)
Accrued income taxes payable	$(6)
Accrued expenses and other current liabilities	$(2,851)
Operating lease liabilities, current portion	$(497)
Operating lease liabilities, net of current portion	$(3,305)
Long-term deferred tax liabilities	$(45,018)
Goodwill	$213,072

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma financial information and is subject to adjustment as purchase accounting is finalized. The final purchase price allocation will be determined when Azenta has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but not be limited to: (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets, (3) changes to inventory and (4) other changes to assets and liabilities.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

Note 5. GAAP Reclassification Adjustments

Certain reclassifications were made to align Holding’s financial statement presentation with that of Azenta based on information available to date.

Unaudited pro forma condensed combined balance sheet as of June 30, 2022:

Presentation in B Medical Systems Holding S.A.'s Luxembourg GAAP				Pro Forma
financial statements (Azenta Financial Statements)	As of June 30, 2022	Reclassifications		Presentation
Intangible assets	$16,884	$(196)	(a)	$16,687
Tangible assets / Property, plant and equipment, net	32,707	196	(a)	32,903
Financial assets / Other assets	4,238			4,238
Stocks / Inventories	48,831			48,831
Trade debtors / Accounts receivable, net	15,775	2,933	(b), (c)	18,708
Amounts owed by affiliated undertakings	2,097	(2,097)	(b)	—
Other debtors	3,360	(3,360)	(c)	—
Cash at bank and in hand / Cash and cash equivalents	11,606	(186)	(f)	11,420
Prepayments / Prepaid expenses and other current assets	1,959	3,584	(c), (h)	5,543
Other assets	—	437	(c)	437
Total Assets	137,455	1,312		138,767
Subscribed capital	(33)	33	(d)	—
Share premium account	(10,833)	10,833	(d)	—
Reserves	(800)	800	(d)	—
Additional paid-in capital		(16,759)	(d)	(16,759)
Profit or loss brought forward / Accumulated deficit	(8,105)			(8,105)
Capital investment subsidies	(5,093)	5,093	(d)	—
Provisions	(3,859)	3,859	(e)	—
Amounts owed to credit institutions / Current portion of long-term debt	(18,813)	(2)	(h)	(18,815)
Trade creditors	(13,510)	13,510	(f)	—
Amounts owed to affiliated undertakings	(67,489)	67,489	(g)	—
Other creditors	(8,921)	8,921	(h)	—
Accrued expenses and other current liabilities	—	(2,873)	(c), (e), (f), (h)	(2,873)
Accrued warranty and retrofit costs	—	(1,429)	(e)	(1,429)
Accounts payable	—	(43,086)	(f), (g)	(43,086)
Accumulated other comprehensive income	—	(27)	(f)	(27)
Long term-debt	—	(37,672)	(g)	(37,672)
Accrued compensation and benefits	—	(3,243)	(h)	(3,243)
Accrued income taxes payable	—	(6,758)	(h)	(6,758)
Total Capital, Reserves, and Liabilities	(137,455)	(1,312)		(138,767)

Certain items presented by Holding under Luxembourg GAAP have been reclassified to align with the presentation used by Azenta under US GAAP. The following reclassifications were made to the unaudited pro forma condensed combined balance sheet presentation:

a)	Reclassification of $196 of software costs from Intangible assets to Property, plant, and equipment.
b)	Reclassification of $2,097 of interest receivable owed by affiliated undertakings from Amounts owed by affiliated undertakings to Accounts receivable, net.
c)	The following were reclassified from Other debtors:
●	$2,080 of advance payment to suppliers to Prepaid expenses and other current assets
●	$437 of security deposits to Other assets
●	$836 of unbilled accounts receivable to Accounts receivable, net
●	$6 of accrued sales tax to Accrued expenses and other current liabilities.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

d)	The following were reclassified to Additional paid-in capital:
●	$33 of common stock from Subscribed capital
●	$10,833 of capital contributions and share premium from Share premium account
●	$800 of special reserves from Reserves
●	$5,093 of government subsidies for capital investments from Capital investment subsidies.
e)

Reclassifications from Provisions of $1,429 of warranty reserves to Accrued warranty and retrofit costs and $2,429 of expenses owed to external parties to Accrued expenses and other current liabilities.

f)	The following were reclassified from Trade creditors:
●	$13,269 of amounts due to trade vendors to Accounts payable
●	$28 of accrued legal fees to Accrued expenses and other current liabilities
●	$27 of unrealized foreign currency exchange to Accumulated other comprehensive income
●	$186 of cash in transit to Cash and cash equivalents.
g)	Reclassifications from Amounts owed to affiliated undertakings of $29,817 intercompany loan interest payable to Accounts payable and $37,672 intercompany loan to Long-term debt.
h)	The following were reclassified from Other creditors:
●	$1,503 of advances to suppliers to Prepaid expenses and other current assets
●	$3,243 of accrued payroll costs to Accrued compensation and benefits
●	$6,758 of income tax owed to Accrued income taxes payable
●	$421 of accrued travel expenses, sales tax, and professional fees to Accrued expenses and other current liabilities
●	$2 of loan interest to Current portion of long-term debt.

Unaudited pro forma condensed combined income statement for the twelve months ended June 30, 2022:

Presentation in B Medical Systems Holding S.A.'s Luxembourg GAAP	For the twelve months			Pro Forma
financial statements (Azenta Financial Statements)	ended June 30, 2022	Reclassifications		Presentation
Net turnover / Revenue - Products	$122,439	$53	(a)	$122,492
Variation in stocks of finished goods and in work in progress	5,022	(5,022)	(b)	—
Work performed by the undertaking for its own purposes and capitalised	5,938	(5,938)	(b), (c), (d)	—
Other operating income	1,309	(1,309)	(a), (b), (g)	—
Raw materials and consumables and other external expenses	85,675	(85,675)	(b), (c), (d), (g)	—
Staff costs	23,149	(23,149)	(b), (c), (d)	—
Value adjustments	10,142	(10,142)	(b), (d)	—
Other operating expenses	563	(563)	(b), (c), (d), (g)	—
Income from other investments and loans forming part of the fixed assets	182	(182)	(e)	—
Interest payable and similar expenses	3,930	(3,930)	(d), (e), (f), (g)	—
Tax on profit or loss / Income tax provision (benefit)	4,114	66	(h)	4,181
Other taxes not shown under items 1 to 16	66	(66)	(h)	—
Cost of revenue - Products		75,519	(b)	75,519
Research and development		187	(c)	187
Selling, general and administrative		31,748	(d)	31,748
Interest income		(191)	(e)	(191)
Interest expense		4,104	(f)	4,104
Other income (expenses), net		306	(g)	306
Profit for the period	7,251	—		7,251

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

Certain items presented by Holding under Luxembourg GAAP have been reclassified to align with the presentation used by Azenta under US GAAP. The following reclassifications were made to the unaudited pro forma condensed combined income statement presentation:

a)	Reclassification of $53 to Azenta Revenue - Products from:
•	$53 from other operating income
b)	Reclassification of $75,519 to Azenta Cost of revenue - Products from:
•	$(5,022) from variation in stocks of finished goods and in work in progress
•	$(178) from production costs to capitalize projects
•	$(955) from other operating income due to reversals of investment subsidies
•	$64,935 from raw materials, consumables and other external expenses related to production costs
•	$11,802 from staff costs to assign costs to revenue generated projects
•	$4,928 from value adjustments related to planned depreciation of assets related to production
•	$9 from other operating expenses related to production.
c)	Reclassification of $187 to Azenta Research and development from:
•	$(3,517) from research and development costs to capitalize projects
•	$1,767 from raw materials, consumables and other external expenses used for development projects
•	$1,823 from staff costs to assign costs to development projects
•	$114 from other operating expenses related to development projects.
d)	Reclassification of $31,748 to Azenta Selling, general and administrative from:
•	$(2,244) from all other costs required for the capitalization of B Medical projects
•	$18,961 from all other materials, consumables, and other external expenses not related to production or development projects
•	$9,524 from staff costs to assign costs to administrative functions
•	$5,214 from value adjustments for tangible and intangible fixed assets and current assets
•	$172 from all other operating expenses
•	$121 from interest costs from banks.
e)	Reclassification of $(191) to Azenta Interest income from:
•	$(182) from interest income from investments and loans
•	$(9) from other interest income.
f)	Reclassification of $4,104 to Azenta Interest expense from interest expenses for loans and to others.
g)	Reclassification of $(306) to Azenta Other income (expenses), net from:
•	$(300) from other operating income outside of the ordinary course of business
•	$12 from raw materials, consumables and other external expenses related to miscellaneous other selling expenses
•	$268 from other operating expenses outside of the ordinary course of business
•	$(286) from exchange differences and cash discounts.
h)	Reclassification of $66 to Azenta Income tax provision (benefit) from other income taxes not included within tax on profit or loss.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

Note 6. GAAP Conversion Adjustments

The accompanying pro forma financial information reflect, what Azenta assumes would be the results and financial position on a US GAAP basis, of the combined financial statements of Holding prepared in accordance with Luxembourg GAAP. Azenta has performed a preliminary analysis and has identified differences between Luxembourg GAAP and US GAAP for the purposes of presenting the pro forma financial information. The pro forma financial information after considering the following GAAP and reclassifications adjustments conform Holding’s historical accounting presentation to Azenta’s accounting presentation and translation from Euros to US dollars based on Azenta’s accounting policies.

A.

To adjust for certain development costs capitalized by B Medical. These costs totalled $16,173 in intangible assets, net, and $169 in property plant and equipment, net. B Medical internally develops its new products and capitalized all development costs under Luxembourg GAAP.  Accordingly, B Medical capitalized the material costs, patent costs, staff costs, consultant fees, testing fees and scrap expenses at the closing of a project. Under US GAAP, only research and development costs that are proven to have alternative future use can be capitalized. As none of the costs incurred by B Medical have alternative future use, all such capitalized costs are adjusted.   The impact on the adjustment on the unaudited pro forma condensed combined income statement is calculated as the reversal of all amortization recorded by B Medical during the twelve months ended June 30, 2022 and the recording of all costs incurred during the period as expense. The resulting adjustments to increase cost of revenue – Products totalling $182, research and development totalling $3,355, and selling, reversal of selling, general and administrative expenses totalling $2,600 are reflected in the unaudited pro forma condensed combined income statement.

B.

To adjust vehicle revenue and cost of sales related to the amounts collected from customers and paid to vehicle suppliers under certain arrangements. B Medical partners with a vehicle manufacturer to outfit vehicles with refrigeration units for storage of medical equipment. The vehicles installed with refrigeration units are made-to-order, and the vehicle by itself is not purchased by B Medical prior to the sale of the vehicle. B Medical recognized the revenue for the sale of both the vehicle and refrigeration unit, and expenses related to both the cost of the vehicle and the refrigeration unit. While B Medical does take control of the vehicle being sold momentarily before the sale, it does not encumber any risks associated with the sale. As vehicles are made-to-order in association with the vehicle manufacturer, B Medical does not control the good or service before it obtained a contract with the customer. It was determined that B Medical acts as an agent of the transaction in this scenario and under US GAAP the amount of the revenue and cost associated with the vehicle was reduced by $508 to properly record net revenue and cost in the unaudited pro forma condensed combined income statement.

C.

To adjust for $2,381 of freight reimbursed by B Medical clients, which was recorded by B Medical as Revenue and Cost of revenue. B Medical invoices shipping costs as a separate line item to its customers and recognizes it as a contra-expense account. As transportation is a component of the contracts/invoices promise, Management elected to reclass freight reimbursement. Under US GAAP this treatment is an election and the adjustment aligns with the historical treatment of Azenta’s elections under US GAAP.

D.

To reclassify government subsidies given to B Medical by certain government agencies across Europe from Equity to Deferred revenue.  B Medical received subsidies in order for governments to finance certain building and development initiatives in specific jurisdictions. B Medical recorded the subsidies as an adjustment to equity under Luxembourg GAAP and recorded the developed assets which were subsidized as a component of property, plant and equipment. As the subsidized assets were depreciated, the depreciation expense was recorded as an adjustment to equity.  Under US GAAP, Azenta’s management determined that such subsidies (as received) are recorded as deferred revenue, and amortization of the related asset is recorded as an offset to the established payment.  Accordingly, the adjustment to the unaudited pro forma condensed combined income statement records the $5,093 remaining amount of the unamortized subsidies in Deferred revenue.

E.	To reclassify advance payments to both suppliers and distributors from Inventory to Prepaid accounts amounting to $2,903.
F.

Represents an adjustment to reflect the estimated impact of adoption of ASC 842 “Leases”, which is referred to as ASC 842, as of July 1, 2021 for B Medical’s leases that were assumed as a part of the acquisition accounted for as leases as per ASC 840 “Leases”. The pro forma adoption of ASC 842 resulted in the recognition of a right-of-use operating lease asset totalling $3,802. The ASC 842 adoption also resulted in the recognition of an adjustment of $497 to operating lease liabilities, current portion, and a $3,305 adjustment to the long-term right-of-use operating lease liability to reflect the assumption of operating

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

lease liabilities on July 1, 2021. The impact of straight lining of the lease expenses on the unaudited pro forma condensed combined income statement is immaterial.

G.

To adjust deferred tax assets amounted to $5,895, and tax expense $5,895 for the tax effects of adjustments reflected herein to align B Medical’s historical accounting policies in accordance with US GAAP (calculated at an estimated effective tax rate of 27.5%). The effective tax rate of the combined company could be significantly different than what is presented in the pro forma financial information depending on post-acquisition activities and the geographical mix of taxable income. The net impact on the statement of profit and loss for the twelve months ended June 30, 2022 resulted in an increase in the tax benefit of $258.

Note 7. B Medical Systems Holdings S.A. Elimination Adjustments

Management has considered the historical consolidated financial information of Holding and eliminated  Holding’s activities to derive consolidated financial information of Holding reflected as of June 30, 2022 and for the twelve months ended June 30, 2022. Eliminations done in the historical consolidated balance sheet are related to Holding’s investments in its subsidiaries and amounts owed by and to affiliated undertakings as on June 30, 2022. Eliminations done in the historical consolidated statement of income are related to Holding’s activities for the twelve months ended June 30, 2022 that includes interests related to intercompany balances.

Note 8. Transaction Accounting Adjustments

The following were the transaction accounting adjustments reflected in the unaudited pro forma condensed combined balance sheet and income statement:

A.

To adjust the estimated fair value of inventories acquired in the amount of $14,728.  The preliminary fair value adjustment is based on the estimated selling price of the inventory considering a normalized profit margin.  The preliminary fair value adjustment to inventory is amortized within one year and the full adjustment is reflected as an increase to Cost of Revenue – Product in the unaudited condensed combined consolidated income statement.

B.	To reflect the estimated fair value of tangible assets acquired, excluding land and building, and the related depreciation expense for a one year period, as detailed in the table below:

		Weighted	Year ended
		Average Useful	September 30, 2022
	Fair Value	Life (Years)	Depreciation expense
US dollars in thousands
Land	15,638	NA	—
Building	19,438	25	778
Computer equipment and software	560	3	187
Machinery and equipment	19,543	10	1,954
Furniture and fixture	5,166	3	1,722
Total	60,345		4,641
Less: Historical B Medical (as reclassified and GAAP adjusted)	(25,621)		(4,086)
Pro Forma Adjustment	34,724		555

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

C.

To reflect the estimated fair value of identified trademark, customer relationship and technology intangible assets acquired and the related amortization for a one year period, as detailed in the table below:

			Year ended
	Fair Value	Useful Life	September 30, 2022
	Step Up Adjustment	(Years)	Amortization expense
US dollars in thousands
Trademark - B Medical	5,086	5	1,017
Existing Technology - Cold Chain	90,600	10	4,762
Existing Technology - Medical	1,500	10	150
Backlog	600	1	600
Existing Customer Relationships	37,900	16	3,957
Total	135,686		10,487

The estimated fair value of Trademark – B Medical was determined based on the discounted cash flow forecast utilizing the relief from royalty method.  The royalty rate was determined to be 1.0% based on the overall profitability of B Medical and a study of comparable royalty arrangements.  Cash flows were discounted at a rate of 12%.  The estimated fair value is expected to be amortized over 5 years on a straight-line basis, which is consistent with the pattern in which the economic benefits of the trademark are expected to be realized.

The estimated fair value of the acquired Existing Technologies (Cold Chain and Medical) was determined based on a discounted cash flow model, which incorporates estimates associated with growth rates and technology obsolescence.  The model also included present value discounts to cash flows at a rate of 11% and 12% for Existing Technologies – Cold Chain and Existing Technologies – Medical, respectively.  The Existing Technologies (Cold Chain and Medical) will both be amortized over their expected useful lives of 10 years based on the pattern in which the economic benefits are expected to be realized for the Existing Technology - Cold Chain and based on a straight-line basis for the Existing Technology – Medical.

The estimated fair value of Backlog was determined based on the discounted cash flow forecast utilizing the relief from royalty method.  The royalty rate was determined to be 1.0% based on the overall profitability of B Medical and a study of comparable royalty arrangements.  Cash flows were discounted at a rate of 9.5%.  The estimated fair value is expected to be amortized over 1 year on a straight-line basis, which is consistent with the pattern in which the economic benefits of the trademark are expected to be realized.

The estimated fair value of the acquired Existing Customer Relationships was determined based on a discounted cash flow model, which incorporates estimates associated with customer attrition rates and existing customer growth rates.  The model also included present value discounts to cash flows at a rate of 11%.  The Existing Customer Relationships will be amortized over their expected useful life of 16 years based on the pattern in which the economic benefits are expected to be realized.

The acquired Cold Chain Technology and Customer Relationships will be amortized based on the pattern in which the economic benefits of the intangible assets are expected to be realized. Based on the deemed acquisition date of September 30, 2022, the expected impact on operating results for the five years following the acquisition is as follows:

	Year ended	Year ended	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2023	2024	2025	2026	2027
	Amortization	Amortization	Amortization	Amortization	Amortization
	Expense	Expense	Expense	Expense	Expense
US dollars in thousands
Existing Technology - Cold Chain	11,163	15,033	15,554	13,696	11,258
Existing Customer Relationships	4,175	3,904	3,666	3,410	3,093
Total Amortization	15,338	18,936	19,220	17,106	14,350

All other factors remaining constant, a hypothetical 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $13,569 and amortization expense of approximately $1,049 for the twelve months ended June 30, 2022.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

(in US dollars thousands except for exchange rate and per share information)

D.

To record additional transaction costs of $4,714, such as legal, audit, advisory fees and transactional fees to complete the transaction and that were not already incurred in the historical financial statements of Azenta and B Medical as of September 30, 2022. Actual additional costs that will be incurred could be different from the estimates.

E.

To eliminate $23,132 of interest and loan receivable and $92,184 of debt historically recorded in B  Medical and which have been fully repaid or are not acquired as part of the transaction. Accordingly, $182 of interest income and $4,104 of interest expenses were eliminated.

F.

To adjust B Medical’s historical financial statements to give pro forma effect to events in connection with the transaction that include the elimination of B Medicals’ historical additional paid-in-capital of $9,802, accumulated other comprehensive income of $27 and accumulated deficit balance of $15,625.

G.

To adjust the deferred tax impact amounted to $50,913 associated with the incremental differences in the financial statement and the tax basis due to the preliminary purchase price allocation resulting from the step up in fair value of inventory, tangible assets, and other intangible assets. To reclass $5,895 of deferred tax asset related to the Conversion GAAP adjustments (Note 6G) to deferred tax liability for a net presentation of B Medical deferred tax position.

H.

To record the tax impact amounted to $6,008 on the pro forma adjustments at the estimated effective tax rate of 27.5% for the year ended September 30, 2022. The effective tax rate of the combined company could be significantly different than what is presented in the pro forma financial information depending on post-acquisition activities and the geographical mix of taxable income.

Note 9. Pro Forma Basic and Diluted Net (Loss) Income Per Share

The net loss per share for Azenta was calculated using the historical weighted average shares outstanding. No additional shares were issued in connection with the transaction and other related events.

For the Year Ended
September 30, 2022
(US dollars in thousands, except per share data)
Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss	$(25,809)
Pro forma weighted-average shares (basic and diluted)	74,897
Pro Forma Basic and Diluted Loss Per Share	$(0.34)